Exhibit 99.2

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars per share)

	2020 quarterly periods ended				Year ended	Quarter ended 2021
	March 31	June 30	September 30	December 31	December 31, 2020	March 31
Diluted earnings (loss) per share, as reported	$0.30	$(0.36)	$(2.32)	$0.54	$(1.83)	$0.30
Dilutive impact (1)	—	—	0.01		0.01	—
Special Items to consider in evaluating quality of EPS:
Impairment of goodwill and indefinite-lived intangible assets	—	—	3.08	—	3.07	—
Change in accounting policy for asbestos-related costs	—	0.54	—	—	0.53	—
Business restructuring and severance costs	0.02	0.45	0.01	0.04	0.52	0.10
Purchase accounting costs	0.01	0.05	—	—	0.06	0.02
M&A diligence and transaction costs	0.02	0.01	0.02	0.02	0.07	0.01
Pre-acquisition contingent liability	—	—	0.05	—	0.05	—
Change in recognized tax benefits	—	—	—	(0.20)	(0.20)	—
Income tax effect of Special Items(2)	(0.01)	(0.26)	(0.42)	(0.02)	(0.71)	(0.03)
Pre-tax amortization of acquisition-related intangible assets	0.11	0.12	0.12	0.12	0.47	0.12
Income tax benefit on amortization of acquisition-related intangible assets(2)	(0.03)	(0.03)	(0.03)	(0.03)	(0.12)	(0.03)
Adjusted diluted EPS	$0.42	$0.52	$0.52	$0.47	$1.92	$0.49
Weighted-average shares outstanding (1)	44,470,472	43,648,211	43,672,026	43,493,781	43,821,123	43,634,876
(1) 184,976, 214,322 and 239,891 shares for the three months ended June 30, 2020, three months ended September 30, 2020 and the twelve months ended December 31, 2020, respectively, would have been dilutive to the computation of earnings per share in an income position.
(2) Income tax effect of Special Items and amortization of acquisition-related intangible assets is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item or amortization occurred. The income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.